Exhibit 99.1

News Release
Contacts:
Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

CHIQUITA ELECTS CRAIG HUSS TO BOARD OF DIRECTORS
ADM Executive Adds Agricultural Value Chain Expertise to Board

CHARLOTTE, N.C. – July 18, 2013 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that the board of directors has elected Craig E. Huss, 61, to its board of directors. Huss brings more than 35 years of management experience in the agricultural processing value chain, with expertise in logistics, manufacturing, enterprise risk management and strategic planning operations. He has been appointed to serve on the Compensation and Organization Development Committee and the Food Safety, Technology and Sustainability Committee.
“Craig is highly regarded for his agricultural expertise in global value chain management,” said Kerrii B. Anderson, Chiquita’s chairwoman of the Board.  “We are confident that Craig’s extensive and diverse industry experience, coupled with his perspective on strategic planning, will be valuable to our Board as we strengthen our commitment to Chiquita’s core business and drive value creation on behalf of our shareholders.”
“I look forward to bringing my experience to Chiquita’s board and working with the management team,” said Huss.  “Having spent many years in agricultural processing, I have a deep appreciation for the work that Chiquita does around the globe each and every day and I look forward to contributing to the company’s progress.”
Huss’s career has spanned more than 35 years with the Archer Daniels Midland Company (ADM), an agricultural processing company and manufacturer of value-added food and feed ingredients. Since September 2011 he has served as ADM’s senior vice president and chief risk officer. Prior to that, he served as senior vice president Agricultural Services. He also serves on ADM’s executive committee and served on ADM’s strategic planning committee from August 2007 to December 2012. He has also served as a director of A C Toepfer International, Iowa Interstate Railroad, Kalama Export Company and the National Grain and Feed Association.

With the addition of Huss, Chiquita’s Board of Directors will have eight members, seven of whom are independent. The board currently includes: Kerrii B. Anderson, former chief executive officer Wendy’s International; Ed Lonergan, chief executive officer of Chiquita; Howard W. Barker Jr., former partner of KPMG LLP; Clare M. Hasler-Lewis, executive director of the Robert Mondavi Institute for Wine and Food Science at the University of California at Davis; Jeffrey N. Simmons, senior vice president Eli Lilly & Co., president of Elanco Animal Health; Steven P. Stanbrook, chief operating officer-international at S.C. Johnson & Son, Inc; and Ronald V. Waters, former President & Chief Executive Office of the LoJack Corporation.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in approximately 70 countries worldwide. For more information, please visit http://www.chiquita.com/.

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